Exhibit 10.7

CHANGE IN CONTROL AND NON-COMPETITION AGREEMENT

This Change in Control and Non-Competition Agreement (“Agreement”) is entered into effective as of

   , 2018 (“Effective Date”), by and between Meridian Bank, headquartered at 9

Old Lincoln Highway, Malvern, PA (“Bank”) and , with an address of

 (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee is currently employed as of the Bank and is an integral part of its management;

WHEREAS, the Bank considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel such as Employee;

WHEREAS, the Bank recognizes that the possibility of a change in control of the Bank will cause uncertainty and distract the Employee from his/her assigned duties to the detriment of the Bank and its stockholders;

WHEREAS, the Bank is concerned that without an agreement relating to Employee’s severance in the event of a change in control Employee may not be incented to stay and fulfill Employee’s assigned duties during the period prior to or after a change in control; and

WHEREAS, the Board of Directors of the Bank (“Board”) has determined that appropriate steps should be taken to reinforce and encourage the Employee’s continued attention and dedication to the Employee’s assigned duties in the event of a change in control of the Bank.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the Employee and the Bank, intending to be legally bound, hereby agree as follows:

1.	Definitions.

The following terms shall have these meanings in this Agreement:

“Agreed Compensation” shall mean: the sum of (A) the Employee’s annual base salary immediately preceding Employee’s termination and (B) the average of Employee’s annual cash and stock bonuses received within the two (2) calendar years immediately preceding Employee’s termination.

“Cause” shall mean:

(i)Employee’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or the actual incarceration of Employee for a period of thirty (30) consecutive days or more;

(ii)Employee’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal or state banking agency;

(iii)unlawful harassment by Employee against employees, customers, business associates, contractors, or vendors of the Bank which results or may be reasonably expected to result in material liability to the Bank, following a good faith investigation of the claims by the Bank or its third party agent;

(iv)the receipt of any final cease and desist order issued by a bank regulatory authority to the Employee or such authority orders in writing that the Bank terminate the employment of the Employee with the Bank or relieve Employee of his/her material duties hereunder;

(v)any material act of fraud, misappropriation, or embezzlement by Employee which causes harm to the Bank;

(vi)the gross negligence of the Employee in connection with the performance of his/her material duties for the Bank;

(vii)the failure, following written notice and a reasonable cure period, of the Employee to follow the instructions of the chief executive officer of the Bank, provided such instructions are also lawful and consistent with the Employee’s duties; or

(viii)a breach by Employee of any material provision of this Agreement, after written notice thereof and a 30-day opportunity to cure in the event that such breach was not willful.

(Hence, “without Cause” shall mean that none of (i) through (viii) above occurred.) “Change in Control” shall mean:

(i)any “person” or more than one person acting as a group (as such term is defined in Section 409A of the Code and any Internal Revenue Guidance and regulations under Section 409A of the Code), other than the Bank or any “person” who on the date hereof is a director or officer of the Bank, acquires ownership of stock of the Bank, together with stock held by such person constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank; or

(ii)any “person” or more than one person acting as a group (as such term is defined in Section 409A of the Code and any Internal Revenue Guidance and regulations under Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of the Bank; or

(iii)	during a ny period of o n e (1) y e a r d u r i n g th i s Agreement, individuals who at

t h e beginn i ng of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof;

provided, however, that that the reorganization of the Bank into a bank holding company structure shall not, by itself, constitute a Change in Control.

“Disability” shall have the same meaning as given to it under the long-term disability plan covering employees of the Bank (or if no such plan is in place, then as determined by a physician agreeable to both Bank and Employee or, if applicable, Employee’s legally authorized representative).

“Good Reason” shall mean, without the express written consent of the Employee, the occurrence of any of the following:

(i)the material reduction or diminution in the Employee’s authority, duties or responsibilities with the Bank, including, but not limited to, the continuous assignment to Employee of any duties materially inconsistent with Employee’s position with the Bank, or a material negative change in the nature or status of Employee’s responsibilities or the conditions of Employee’s employment with the Bank from those in effect immediately prior to the Change in Control;

(ii)) any reduction in Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)a failure to provide Employee with benefits at least as favorable as those enjoyed by him/her immediately prior to the Change in Control under any of the pension, life insurance, medical, health and accident, disability, supplemental executive retirement or other employee plans of Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees; or
(iv)a reassignment which requires Employee to move his/her principal residence or his/her office more than thirty-five (35) miles from the Bank’s principal executive office (presently in Malvern, PA).

“Protection Period” shall mean the twenty-four (24) month period commencing on the date that the Change in Control occurs.

“Termination Event” shall mean the Employee’s termination of employment either:

(i)by the Bank or its successor without Cause, excluding terminations due to the Employee’s death or Disability;
(ii)by the Bank or its successor as a condition to the consummation of (or entry into, provided the transaction is consummated) the Change in Control transaction; or
(iii)	by the Employee for Good Reason.

2.Termination due to a Termination Event/Change in Control Benefits. In the event that the Employee’s employment with the Bank or its successor is terminated due to the occurrence of a Termination Event during the Protection Period following a Change in Control, the Employee shall be entitled to the following payments and other benefits:

(a)Employee shall be entitled to receive a lump sum payment equal to one (1) times Employee’s Agreed Compensation (minus applicable withholdings and taxes) and a lump sum contribution equal to one (1) times the annual contribution into the Employee’s supplemental retirement plan (if such plan then exists), within thirty (30) days of such termination.   In addition, for a period of one year from the date of termination of employment, Employee shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Employee during the year prior to his termination of employment, or, if Bank cannot provide such benefits because Employee is no longer an employee, the Bank shall reimburse Employee in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination for one (1) year from the date of termination; and

(b)Subject to section 5( a) below) if a benefit plan in which the Employee participates is terminated and, as a result of same, the Employee is subject to accelerated taxation or taxation at a higher rate than Employee would have been had the plan not been terminated, Bank shall pay Employee an additional payment in an amount such that the after-tax proceeds of such payment will include the value of the additional taxes imposed upon the Employee as a result of the termination of the plan. [If Employee does not, in fact, incur such higher tax obligation (such as Employee “rolls over” the subject monies, so properly avoiding a taxable event), then no such added payment shall be due to him.]

However, if the Termination Event is Good Reason, Employee shall, within thirty (30) days of the occurrence of same, provide written notice to Bank of the existence of the condition and provide Bank thirty (30) days from its receipt of such notice to cure the condition. If the Bank does not cure the condition within thirty (30) days of its receipt of such notice, Employee may resign from employment with the Bank for Good Reason, hence triggering the entitlements in 2(a) and 2(b) above as per their terms.

3.Insurance; Outplacement Services. In any event for which any severance payments are to be paid to the Employee by the Bank pursuant to this Agreement, the Employee shall also receive from the Bank, (i) directors’ and officers’ liability insurance tail coverage (hereinafter referred to as “D&O Tail Coverage”), for liability coverage for all acts, omissions, events and occurrences, taking place while the Employee was employed by the Bank, and such D&O Tail Coverage shall remain in effect until the statutes of limitations for all possible claims against the Employee, have expired; and (ii) outplacement services which cost the Bank not more than Five Thousand Dollars ($5000).

4.Code Section 409A

(a)Any payments made pursuant to this Agreement, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision. In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A or an exception or exclusion there from to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Any terms not specifically defined shall have the meaning as set forth in Section 409A.

(c)If, when Employee’s employment terminates, Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, Employee will not be entitled to the payments until the earliest of: (a) the date that is at least six months after Employee’s “separation from service” (as defined in Code Section 409A) for reasons other than Employee’s death, (b) the date of Employee’s death, or (c) any earlier date that does not result in additional tax or interest to Employee under Code Section 409A.   As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to Employee in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

(d)Notwithstanding the foregoing, no payment shall be made pursuant to this Agreement unless such termination of employment is a “Separation from Service” as defined in Code Section 409A.

(e)To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Employee) during one year may not affects amount reimbursable or provided in any subsequent year.

(f)The Bank makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. Employee understands and agrees that Employee shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Employee because of non-compliance with Code Section 409A.

5.	Limitations on Payments.

(a)Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Employee (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 7 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), when added to all other amounts and benefits payable to or on behalf of Employee, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by the Bank’s independent public accountants, subject to the right of Employee’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(b)All payments made to the Employee pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated hereunder, including, but not limited to 12 C.F.R. Part 359.

6.Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The amount of payment or the benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

7.Covenant Not to Compete.

(a)Employee hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and accordingly agrees that, during his employment and for six (6)

months from the end date of such employment (no matter what the reason, or “no reason,” for its ending), Employee shall not, except as otherwise permitted in writing by the Bank:

(i)be engaged, directly or indirectly, either for his/her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as   an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise, in the banking (including bank holding company) industry within thirty-five (35) miles from the Bank’s principal executive office (presently in Malvern, PA). (the “Non-

Competition Area”); or

(ii)directly or indirectly solicit persons or entities who a r e customers or referral sources of the Bank or (after Employee’s termination) were so within one year of Employee’s termination, to a become customer or referral source of a person or entity other than the Bank; or

(iii)directly or indirectly solicit employees of the Bank who are so employed or (after Employee’s termination) were so within one year of Employee’s termination to work for anyone other than the Bank.

(b)It is expressly understood and agreed that, although Employee and the Bank consider the restrictions contained in paragraph 7(a) hereof reasonable for the purpose of preserving for the Bank its goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in paragraph 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of paragraph 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Furthermore, Employee agrees that the promises of the Bank set forth in this Agreement constitute good, valid and sufficient consideration for Employee’s promises contained in this Section 7 (entitled “Covenant Not to Compete”) and Employee hereby unconditionally waives any claim to the contrary.

8.Unauthorized Disclosure. During his employment with the Bank, and at any later time, Employee shall not use or disclose to any person other than an employee of the Bank or a person to whom disclosure is also reasonably necessary and appropriate in connection with the performance by Employee of his duties as an employee of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Bank’s services, products, improvements, formulas, f i n a n c e s ,   designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Bank; provided, however, that confidential information shall not include any information: (a) that was properly disclosed by a duly authorized and properly acting bank employee as part of the Bank’s legally required public company disclosure obligations; (b) that entered the public domain subsequent to the time it was disclosed to Employee through no fault, act or omission of Employee; (c) that becomes known generally to the public (other than as a result of unauthorized disclosure by Employee or any person with the assistance, consent or direction of Employee); or (d) any information that must be disclosed as required by law (with Employee, when legally permitted, providing Bank with reasonable prior notice of such intended required legal disclosure to enable the Bank to potentially challenge same). Employee acknowledges that legally protected consumer/customer information shall remain confidential information at all times as required by law.

9.Work Made for Hire. Any work product produced by Employee while employed by Bank related to its business (including business of its subsidiaries) should be considered a “Work Made for Hire” as the phrase is defined by the U.S. copyright laws and shall be owned by and for the express benefit of the Bank. In the event it should be established that such work product does not qualify as a Work Made for Hire, Employee agrees to and does hereby assign to the Bank all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

10.Return of Company Property and Documents. Employee agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to the Bank any and all Bank property (including of any of its affiliates), including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property (including reproductions of any of the same in any form or format).

11.Legal Expenses. The Bank shall reimburse Employee for all reasonable legal fees and expenses h e / s h e may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Employee prevails (including by reason of negotiated settlement). Such payments shall be made within fourteen (14) days after delivery of Employee’s written request for payment accompanied with such evidence of fees and expenses incurred as the Bank may reasonably require.

12.Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee’s residence [or hand delivered to Employee], in the case of notices to Employee, and so mailed to the CEO of the Bank, [or hand delivered to the CEO] in the case of notices to the Bank.

13.Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an executive officer specifically designated by the Board of Directors of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.Assignment. This Agreement shall not be assignable by any party, except by the Bank to any successor in interest to its business.

15.Entire Agreement. This Agreement supersedes any and all p r i o r agreements, either oral or in writing, between the parties with respect to its change on control subject matter; (however it does not replace any change on control rights under any separate retirement plan(s) of the

Bank (such as any Supplemental Executive Retirement Deferred Compensation Plan), which plan(s) shall not be effected by this Agreement).

16.	Successors; Binding Agreement.

(a)The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement. As used in this Agreement, “Bank” shall mean the Bank, as defined previously and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)This Agreement shall be binding on and inure to the benefit of the Bank and the Employee and their respective successors, heirs, assigns and legal representatives (and any subsequent successors, heirs, assigns and legal representatives). If Employee should die following a Termination Event after a Change of Control and any amounts would be payable to Employee under this Agreement if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s designee(s) (including if by Employee’s Will or, if applicable, intestacy laws).

17.Arbitration. The Bank and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 7, 8 or 10, which may be litigated in court notwithstanding anything to the contrary elsewhere herein, including an action for injunction or other relief) are to be submitted for resolution, to the American Arbitration Association (the “Association”) at its offices nearest to Malvern, Pennsylvania, in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). The Bank or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Bank and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The Bank shall pay all costs of the  arbitrator.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Bank and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

18.Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

20.Headings/Gender. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. References to gender herein shall mean that gender as applicable to each party hereto.

21.No Right to Continued Employment. Nothing in this Agreement shall confer on the Employee any right to continue in the employ of the Bank or interfere in any way (other than by virtue of requiring payments or benefits as per the terms of this Agreement) with the right of the Bank or the Employee to terminate the Employee’s employment at any time.

22.Review by Counsel. Employee represents that he has reviewed this Agreement in full with his own legal counsel as may have been desired before signing it. No provision hereof shall be construed against a party because such party or its representative drafted it.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:MERIDIAN BANK

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By:   Authorized Officer

WITNESS:EMPLOYEE

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Please print employee name above